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                                                                    Exhibit 23.1


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "EXPERTS" in the Registration Statement (Form S-3) of Storage Trust Realty for the registration of 1,000,000 of its common shares of beneficial interest and to the incorporation by reference therein of (1) our report dated January 22, 1997, except for Note 9 as to which the date is January 31, 1997, with respect to the consolidated and combined financial statements of Storage Trust Realty incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedule included therein,
(2) our report dated March 31, 1997, with respect to the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses included in the Current Report on Form 8-K of Storage Trust Realty dated April 14, 1997, (3) our report dated May 30, 1997, with respect to the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses included in the Current Report on Form 8-K of Storage Trust Realty dated June 16, 1997 and (4) our report dated September 30, 1997, with respect to the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses included in the Current Report on Form 8-K of Storage Trust Realty dated October 14, 1997, all filed with the Securities and Exchange Commission.


                                        ERNST & YOUNG LLP



Chicago, Illinois
December 8, 1997